Exhibit 99.2

ENTERPRISE CONTENT DIVISION OF DELL TECHNOLOGIES INC.

BALANCE SHEETS

(In thousands)

	September 30, 2016	December 31, 2015
ASSETS	(unaudited)
Current assets:
Accounts receivable, less allowance for doubtful accounts of $2,362 and $6,754, respectively	$89,626	$150,793
Other current assets	6,416	6,624

Total current assets	96,042	157,417
Property, plant and equipment, net	9,863	9,279
Intangible assets, net	4,883	5,804
Goodwill	1,807,859	1,807,859
Deferred income taxes	21,009	17,946
Other assets, net	22,991	28,874

Total assets	$1,962,647	$2,027,179

LIABILITIES AND NET INVESTMENT OF PARENT
Current liabilities:
Accounts payable	14,165	14,749
Accrued expenses	36,021	57,374
Income taxes payable	16,320	25,371
Deferred revenue	160,135	175,719

Total current liabilities	226,641	273,213
Deferred revenue	18,952	15,084
Income taxes payable	3,027	3,475
Other long-term liabilities	4,518	4,544

Total liabilities	253,138	296,316
Commitments and Contingencies (Note I)
Net investment of Parent	1,709,509	1,730,863

Total liabilities and net investment of Parent	$1,962,647	$2,027,179

The accompanying notes to the unaudited financial statements are an integral part of the financial statements

ENTERPRISE CONTENT DIVISION OF DELL TECHNOLOGIES INC.

STATEMENT OF OPERATIONS

(In thousands – unaudited)

	Nine Months Ended September 30,
	2016	2015
Revenues:
License	$103,342	$102,552
Services	315,320	324,721

Total revenue	418,662	427,273

Costs and expenses:
Cost of license	24,560	32,862
Cost of services	113,983	114,904
Research and development	65,847	52,396
Selling, general and administrative	132,728	130,912
Restructuring	(904)	16,060

Total operating expenses	336,214	347,134

Operating income	82,448	80,139
Income tax provision	15,925	16,200

Net income	$66,523	$63,939

The accompanying notes to the unaudited financial statements are an integral part of the financial statements

ENTERPRISE CONTENT DIVISION OF DELL TECHNOLOGIES INC.

STATEMENTS OF CASH FLOWS

(In thousands – unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net Income	$66,523	$63,939

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,694	25,614
Provision for doubtful accounts	(4,392)	53
Non-cash restructuring costs	281	1,111
Impairment of asset	—	1,228
Deferred income taxes	(3,063)	(3,062)
Changes in assets and liabilities:
Accounts receivable	65,559	56,339
Other assets, net	612	1,080
Accounts Payable	(584)	(3,304)
Deferred revenue	(11,716)	(11,508)
Accrued expenses	(21,625)	(15,415)
Income tax payable	(9,499)	(7,681)
Other liabilities	(26)	3,665

Net cash provided by operating activities	101,764	112,059

Additions to property, plant and equipment	(4,289)	(1,561)
Capitalized software development costs	(9,598)	(11,518)

Net cash used in investing activities	(13,887)	(13,079)

Net distributions to Parent	(87,877)	(98,980)

Net cash used in financing activities	(87,877)	(98,980)

Net increase/(decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

Non-cash financing activity:
Stock-based compensation from Parent	$46,082	$16,573
Allocation of corporate functions provided by Parent	$6,790	$8,138

The accompanying notes to the unaudited financial statements are an integral part of the financial statements

Notes to Unaudited Condensed Financial Statements

(in thousands of U.S. Dollars, except share and per share amounts)

A.	Basis of Presentation

These accompanying financial statements include the historical accounts of the Enterprise Content Division (“ECD”), which are included in the consolidated financial statements of Dell Technologies, Inc. (“Dell Technologies” or the “Parent”, formerly EMC Corporation). ECD is not a legal entity and did not exist as a legal entity during the periods presented in the accompanying financial statements. As a result, these financial statements may not be indicative of ECD’s future performance and do not necessarily reflect what its results of operations, financial position and cash flows would have been had ECD operated as a separate entity apart from Dell Technologies during the periods presented.

Merger with Dell

On September 7, 2016, EMC Corporation (“EMC”) became a wholly-owned subsidiary of Dell Technologies as a result of the merger of Universal Acquisition Co., a Delaware corporation and wholly-owned subsidiary of Dell Technologies (“Merger Sub”), with and into EMC, with EMC surviving as a wholly-owned subsidiary of Dell Technologies (the “Merger”).

Proposed Transaction with Open Text

In conjunction with the Merger, EMC explored a disposition of ECD, and on September 12, 2016, entered into the Master Acquisition Agreement with Open Text Corporation (“OpenText”) to acquire ECD for $1.62 billion. The acquisition is subject to regulatory approvals and customer closing conditions and is expected to close in early 2017.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) from the consolidated financial statements and accounting records at Dell Technologies. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect, in management’s opinion, all adjustments of a normal, recurring nature that are necessary for the fair statement of ECD’s financial position, results of operations and cash flows for the interim periods, but are not necessarily indicative of the results expected for the full fiscal year or any other period.

The accompanying interim consolidated financial statements and these related notes should be read in conjunction with the consolidated financial statements and related notes included in ECD’s annual financial statements for the year ended December 31, 2015.

In accordance with the provisions of Accounting Standards Update No. 2014-17, ECD has elected not to apply push down accounting with respect to the reporting impacts of the Merger. Thus, these financial statements reflect ECD’s activity within Dell Technologies and are prepared utilizing EMC’s accounting policies prior to the Merger.

The financial information reported for ECD in the accompanying balance sheets, statements of operations and statements of cash flows, together with the related footnotes have been compiled from the underlying records of Dell Technologies. These financial statements have been carved out from the historical results of operations, the cost basis of assets and liabilities and the cash flows of Dell Technologies using both specific identification and the allocation methodologies described below. All intercompany balances and transactions within ECD have been eliminated.

Net investment of Parent represents Dell Technologies’s interest in the net assets of ECD and represents the cumulative investment by Dell Technologies in ECD, net of distributions, through the dates presented, inclusive of cumulative operating results. Balances that were not historically settled in cash are included in net investment of Parent.

During the periods presented, ECD functioned as part of the larger group of entities controlled by Dell Technologies (formerly EMC), and accordingly, Dell Technologies performed certain services for ECD on an ongoing basis. Therefore, certain costs related to ECD have been allocated from the Parent. These allocated costs are primarily related to corporate administrative and overhead expenses and employee related costs for the following functional groups: information technology, legal services, accounting and finance services, human resources, marketing and contract support, customer support, facility and other corporate

Notes to Unaudited Condensed Financial Statements

(in thousands of U.S. Dollars, except share and per share amounts)

and infrastructure services. The costs associated with these services and support functions have been allocated to ECD primarily based on a percentage of ECD revenues to Dell Technologies’s total revenues, or as a percentage of ECD headcount to Dell Technologies’s total headcount, based on the nature of the corporate cost. These methods reflect the best estimate of the time spent by Dell Technologies employees within the above functions on tasks related to ECD for the benefit of ECD. Costs allocated for these functions are included in selling, general and administrative expenses within the financial statements. The tax provisions for ECD have been provided using a separate tax return methodology.

The accompanying financial statements reflect the assets and liabilities that are directly attributable to ECD. Cash has been excluded from ECD’s financial statements. For several of its subsidiaries and divisions including ECD, Dell Technologies uses a centralized approach to cash management and financing of its operations. Accordingly, none of the cash or cash equivalents, debt, and interest thereon not directly related to ECD, has been reflected in these financial statements.

Management believes the assumptions and allocations are reasonable. The expenses and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided to or the benefit received by ECD during the periods relative to the total costs incurred by Dell Technologies. However, the amounts recorded may not be representative of the amounts that would have been incurred had ECD been an entity that operated independently of Dell Technologies.

B.	Summary of Significant Accounting Policies

Use of Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Long-lived Assets

Purchased intangible assets, other than goodwill, are amortized over their estimated useful lives which range from one to seventeen years. Intangible assets include goodwill, purchased technology, trademarks and tradenames, customer relationships and customer lists. The intangible assets are amortized based on the pattern in which the economic benefits of the intangible assets are estimated to be realized. Goodwill is not amortized and is carried at its historical cost.

ECD periodically reviews long-lived assets for impairment. Reviews are initiated whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. When performed, each impairment test, other than goodwill, is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its estimated fair value.

ECD tests goodwill for impairment in the fourth quarter of each year or more frequently if events or changes in circumstances indicate that the asset might be impaired. The test is based on a comparison of the reporting unit’s book value to its fair market value. Both qualitative and quantitative tests are performed on goodwill. When using a quantitative approach, fair value is estimated by employing various methodologies, including comparisons to similar industry companies as well as discounted cash flow estimates. The determination of relevant comparable industry companies impacts the assessment of fair value. Should the operating performance of the reporting units change in comparison to these companies or should the valuation of these companies change, this could impact the assessment of the fair value of the reporting units. The discounted cash flow analyses factor in assumptions on revenue and expense growth rates. These estimates are based upon ECD’s historical experience and projections of future activity, factoring in customer demand, changes in technology and a cost structure necessary to achieve the related revenues. Additionally, these discounted cash flow analyses factor in expected amounts of working capital and weighted average cost of capital. Changes in judgments on any of these factors could materially impact the value of the reporting unit.

Notes to Unaudited Condensed Financial Statements

(in thousands of U.S. Dollars, except share and per share amounts)

The Merger was considered to be a triggering event for a goodwill and long-lived asset impairment test. Accordingly, ECD performed an impairment test as of September 7, 2016. Refer to footnote E for additional details. There were no impairments during the nine months ended September 30, 2016 and 2015.

C.	Accounts Receivable, net

Accounts receivable, net consisted of the following as of September 30, 2016 and December 31, 2015 (table in thousands):

	September 30, 2016	December 31, 2015
Billed receivables	$69,222	$139,404
Unbilled receivables	22,766	18,143
Allowance for doubtful accounts	(2,362)	(6,754)

Receivables, net	$89,626	$150,793

Unbilled receivables primarily represent professional services for which service has been provided and revenue has been recognized prior to period-end, but which have not been billed to the customer at period-end. ECD estimates substantially all of unbilled receivables as of September 30, 2016 will be billed within one year.

D.	Property, Plant and Equipment

Property, plant and equipment consisted of the following (table in thousands):

	September 30, 2016	December 31, 2015
Furniture and fixtures	$301	$494
Equipment and software	44,275	50,372
Building and improvements	957	1,172
Capitalized products	1,811	1,547

Total property and equipment	47,344	53,585
Accumulated Depreciation	(37,481)	(44,306)

Property, plant and equipment, net	$9,863	$9,279

Depreciation expense was $3.7 million and $2.6 million for the nine months ended September 30, 2016 and 2015, respectively. During the nine months ended September 30, 2016, ECD retired $10.5 million in fully depreciated assets.

Notes to Unaudited Condensed Financial Statements

(in thousands of U.S. Dollars, except share and per share amounts)

E.	Intangible Assets and Goodwill

Intangible Assets

During the nine months ended September 30, 2016, there were no changes in the carrying amount of intangibles. Intangible assets, excluding goodwill, consisted of the following (table in thousands):

	September 30, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Purchased technology	$166,855	$(166,359)	$496
Trademarks and tradenames	10,060	(10,038)	22
Customer relationships and customer lists	183,100	(178,735)	4,365
Other	1,380	(1,380)	—

Total intangible assets, excluding goodwill	$361,395	$(356,512)	$4,883

	December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Purchased technology	$166,855	$(166,258)	$597
Trademarks and tradenames	10,060	(10,016)	44
Customer relationships and customer lists	183,100	(177,937)	5,163
Other	1,380	(1,380)	—

Total intangible assets, excluding goodwill	$361,395	$(355,591)	$5,804

Amortization expense on intangible assets was $0.9 million and $4.1 million for the nine months ended September 30, 2016 and 2015, respectively. As of September 30, 2016, amortization expense on intangible assets for the remainder of 2016 and the next five years is expected to be as follows (table in thousands):

Year	Amortization
2016	$286
2017	743
2018	591
2019	487
2020	473
2021	463

Goodwill

In conjunction with the Merger, EMC explored a disposition of ECD. The completion of the Merger resulted in a triggering event for impairment testing of goodwill and long-lived assets. Accordingly, ECD management conducted an impairment test as of September 7, 2016 utilizing the quantitative testing approach for goodwill as described in footnote B. Based on the results of this test, the fair value of ECD was calculated to be $1.87 billion. As the fair value exceeds the carrying value of $1.70 billion, there was no resulting requirement to perform step two of the goodwill impairment test. The discount rate is the largest driver of the fair value calculation. Applying a sensitivity analysis, it was noted that an increase in the discount rate of 11% by 200 basis points would result in a goodwill impairment indicator requiring step two of the goodwill impairment test to be performed.

Based on its updated impairment testing, ECD management concluded that no impairment of ECD’s goodwill existed as of the Merger date. Further, ECD management periodically reviews long-lived assets for impairment. ECD initiates reviews for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test, other than goodwill, is based on a comparison of the un-discounted cash flows to the recorded value of the asset. There was no noted impairment of long-lived assets.

There were no additional factors identified that would require a re-assessment as of September 30, 2016. There were no changes in the carrying amount of goodwill for the nine months ended September 30, 2016 and 2015.

Notes to Unaudited Condensed Financial Statements

(in thousands of U.S. Dollars, except share and per share amounts)

F.	Accrued Expenses

Accrued expenses consisted of the following (tables in thousands):

	September 30, 2016	December 31, 2015
Salaries and benefits	$23,284	$32,667
Restructuring	1,085	10,027

Other	11,652	14,680

Total Accrued Expenses	$36,021	$57,374

G.	Income Taxes

For purposes of these financial statements, ECD’s income tax expense and deferred tax balances have been recorded as if ECD had filed on a separate return basis.

ECD’s effective income tax rates were 19.31% and 20.21% for the nine months ended September 30, 2016 and 2015, respectively. The effective income tax rate is based upon estimated income before provision for income taxes for the year, composition of the income in different countries, and adjustments, if any, in the applicable quarterly periods for potential tax consequences, benefits and/or resolutions of tax audits or other tax contingencies.

ECD is part of EMC’s consolidated tax return which is routinely under audit by the Internal Revenue Service (the “IRS”). EMC has concluded all U.S. federal income tax matters for years through 2008. In the third quarter of 2012, the IRS commenced a federal income tax audit for the tax years 2009 and 2010. The IRS completed their field audit for the tax years 2009 and 2010 and issued Revenue Agent Reports (“RARs”) in the first quarter of 2016. EMC disagrees with certain proposed adjustments and has filed a formal protest to the IRS Appeals Division. In the first quarter of 2015, the IRS commenced a federal income tax audit for the tax year 2011, which is still ongoing. ECD also has income tax audits in process in numerous state, local and international jurisdictions. Based on the timing and outcome of examinations of EMC, the result of the expiration of statutes of limitations for specific jurisdictions or the timing and result of ruling requests from taxing authorities, it is reasonably possible that the related unrecognized tax benefits could change from those recorded in ECD’s balance sheets. Dell Technologies anticipates that several of these audits may be finalized within the next twelve months. While Dell Technologies expects the amount of unrecognized tax benefits to change in the next twelve months, Dell Technologies does not expect the change to have a significant impact on ECD’s results of operations or financial position.

H. Stock-Based, Incentive and Retention Compensation

Stock-Based Compensation

ECD employees participated in the EMC Corporation 2003 Stock Plan (the “2003 Plan”), which provided for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units. The 2013 Plan was terminated as a result of the Merger.

The exercise price for a stock option shall not be less than 100% of the fair market value of EMC’s common stock on the date of grant. Options generally become exercisable in annual installments over a period of three to five years after the date of grant and expire ten years after the date of grant. Restricted stock is common stock that is subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Restricted stock units represent the right to receive shares of common stock in the future, with the right to future delivery of the shares subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Grants of restricted stock awards or restricted stock units that vest only by the passage of time will not vest fully in less than three years after the date of grant.

Notes to Unaudited Condensed Financial Statements

(in thousands of U.S. Dollars, except share and per share amounts)

Stock-based compensation cost is measured at the grant date based on the calculated fair value of the award. The expense is recognized over the employees’ requisite service period, generally the vesting period of the award. The expense is amortized over the service period using the graded vesting method for restricted stock and restricted stock units. The following tables summarize the components of total Parent stock-based compensation expense included in ECD’s statements of operations for the nine months ended September 30, 2016 and 2015 (in thousands):

	Nine Months Ended September 30,
	2016	2015
Cost of product	$686	$780
Cost of services	12,281	5,476
Research and development	10,678	3,058
Selling, general and administrative	17,451	7,259
Restructuring	590	—

Total stock-based compensation	$41,686	$16,573

Included in the table above for the nine months ended September 30, 2016, is $27.0 million in stock-based compensation charges related to the acceleration of vesting of EMC stock options and restricted stock units as a result of the Merger. The accelerated stock compensation expense is considered a related party Parent stock compensation expense. Stock-based compensation accounting guidance requires this expense to be recorded at the subsidiary level.

Incentive and Retention Compensation

During the period from September 7, 2016 to September 30, 2016, ECD incurred compensation costs related to Merger-related retention bonuses and ECD employees participating in Dell’s cash long-term incentive plan. The following tables summarize the components of total Parent incentive and retention compensation expense included in ECD’s statements of operations for the nine months ended September 30, 2016 (in thousands):

September 30, 2016
Cost of services	$1,061
Research and development	1,416
Selling, general and administrative	1,919

Total Parent incentive and retention compensation	$4,396

By analogy to stock-based compensation accounting guidance, these charges have been recorded at the subsidiary level as they relate to Parent compensation plans impacting ECD employees.

I.	Commitments and Contingencies

Guarantees and Indemnification Obligations

ECD occasionally enters into agreements in the ordinary course of business with, among others, customers, resellers, original equipment manufacturers (“OEMs”), systems integrators and distributors. Most of these agreements require ECD to indemnify the other party against third-party claims alleging that an ECD product infringes a patent and/or copyright. Certain agreements in which ECD grants limited licenses to specific ECD-trademarks require ECD to indemnify the other party against third-party claims alleging that the use of the licensed trademark infringes a third-party trademark. Certain of these agreements require ECD to indemnify the other party against certain claims relating to the loss or processing of data, to real or tangible personal property damage, personal injury or the acts or omissions of ECD, its employees, agents or representatives. In addition, from time to time, ECD has made certain guarantees regarding the performance of its systems. ECD also made certain guarantees for obligations of its subsidiaries.

ECD has agreements with certain vendors, financial institutions, lessors and service providers pursuant to which it has agreed to indemnify the other party for specified matters, such as acts and omissions of ECD, its employees, agents or representatives.

Notes to Unaudited Condensed Financial Statements

(in thousands of U.S. Dollars, except share and per share amounts)

ECD has procurement or license agreements with respect to technology that is used in its products and agreements in which ECD obtained rights to a product from an OEM. Under some of these agreements, ECD has agreed to indemnify the supplier for certain claims that may be brought against such party with respect to ECD’s acts or omissions relating to the supplied products or technologies.

Based upon ECD’s historical experience and information known as of September 30, 2016, ECD believes its liability on the above guarantees and indemnities at September 30, 2016 is not material.

Litigation

From time to time and in the normal course of business, various claims could be made against ECD. At this time and in the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on the financial position or results of operations of ECD.

J.	Restructuring Charges

During the nine months ended September 30, 2016 and 2015, ECD incurred a restructuring recovery of $0.9 million and a restructuring charge of $16.1 million, respectively.

During the nine months ended September 30, 2016 and 2015, ECD implemented restructuring programs to create further operational efficiencies which resulted in the workforce reductions of 4 and 128 positions, respectively. The actions impacted positions around the globe and all of these actions are expected to be completed or were completed within a year of the start of each program.

During the nine months ended September 30, 2016 and 2015, ECD recognized $0.3 million and $5.0 million, respectively, of lease termination costs for the facilities vacated in the period in accordance with the programs and for costs associated with terminating other contractual obligations.

The activity for the restructuring programs is presented below (tables in thousands):

Nine Months ended September 30, 2016:

Category	Balance as of December 31, 2015	Charges	Utilization	Balance as of September 30, 2016
Workforce reductions	$9,571	$(1,759)	$(6,795)	$1,017
Consolidation of excess facilities and other contractual obligations	4,999	265	(1,565)	3,699

Total	$14,570	$(1,494)	$(8,360)	$4,716

Nine Months ended September 30, 2015:

Category	Balance as of December 31, 2014	Charges	Utilization	Balance as of September 30, 2016
Workforce reductions	$6,404	$11,005	$(8,872)	$8,537
Consolidation of excess facilities and other contractual obligations	1,595	5,055	(712)	5,938

Total	$7,999	$16,060	$(9,584)	$14,475

Notes to Unaudited Condensed Financial Statements

(in thousands of U.S. Dollars, except share and per share amounts)

K.	Related Party

Distributions to Parent

	September 30, 2016	September 30, 2015
Gross Distribution	$140,749	$123,691
Stock-based and other incentive compensation expense contributed by Parent	(46,082)	(16,573)
Corporate costs contributed by Parent	(6,790)	(8,138)

Distribution to Parent, net	$87,877	$98,980

Corporate Allocations

The statements of operations include the allocation of the following corporate costs (table in thousands):

Category	September 30, 2016	September 30, 2015
HR and employee-related	$1,305	$1,311
Legal	1,941	2,177
Finance	923	948
Allocated IT expenses	680	719
External communications	864	400
Executive management and governance	292	389
Other	785	2,194

Total corporate allocations	$6,790	$8,138

All allocations above were determined based on a percentage of ECD revenues to Dell Technologies’s total revenues, or as a percentage of ECD headcount to Dell Technologies’s total headcount, based on the nature of the corporate cost.

L.	Subsequent Events

These financial statements reflect management’s evaluation of subsequent events through December 5, 2016, the date the financial statements were available to be issued.